Exhibit 10.1

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made as of April 26, 2024, by and among MOTORSPORT GAMES INC., a Delaware corporation (“Seller”), and Traxion.GG Limited, a company incorporated in England and Wales with company number 15642930 whose registered office is at Maybrook House, 27 Grainger Street, Newcastle Upon Tyne, United Kingdom, NE1 5JE (“Buyer”). Certain capitalized terms used in this Agreement are defined on Exhibit A hereto.

RECITALS

WHEREAS, Seller owns, free and clear of any liens, pledges, pending, threatened or reasonably foreseeable claims, rights of third parties or any other Encumbrances, the assets listed on Exhibit B attached hereto (collectively, the “Purchased Assets”); and

WHEREAS, Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, all of the Purchased Assets on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual representations, warranties, covenants and promises contained herein, the adequacy and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

AGREEMENT

ARTICLE 1. THE TRANSACTION; RECITALS

1.1 Purchased Assets. Subject to the terms and conditions of this Agreement, at the Closing, Seller shall sell, transfer, convey, assign and deliver to Buyer, and Buyer shall purchase from Seller, all of Seller’s right, title and interest in all of the Purchased Assets.

1.2 Liabilities. Subject to the terms and conditions set forth herein, Buyer hereby assumes and agrees to pay, perform, and discharge when due any and all Liabilities arising out of or relating to Buyer’s operation of the Purchased Assets on and after the Closing and the liabilities and obligations of Seller under the WP Engine agreement and Venatus agreement (save that the Buyer shall have no liability in respect of any breach of those agreements by the Seller prior to Closing) (collectively, the “Assumed Liabilities”). Other than Assumed Liabilities, Buyer shall not assume and shall not be liable or responsible for any Liabilities of Seller.

1.3 Excluded Assets. Other than the Purchased Assets, Buyer expressly understands and agrees that it is not purchasing or acquiring, and Seller is not selling or assigning, any other assets or properties of Seller, and all such other assets and properties shall be excluded from the Purchased Assets (collectively, the “Excluded Assets”). Excluded Assets include, by way of example and not by way of limitation, all cash, bank and other accounts, intellectual property rights (other than those set out in the Intellectual Property Assignment in the form attached hereto as Exhibit E), social media, websites, URLs and all other assets (other than only the Purchased Assets) owned, licensed and/or operated by Seller. For the avoidance of doubt: (i) the Purchased Assets do not constitute all or substantially all of the assets of Seller and (ii) Buyer is not purchasing any goodwill related to the Purchased Assets.

1.4 Google Accounts related to Traxion. Seller shall use its reasonable commercial efforts to transfer after the Closing to Buyer (i) Google Analytics Account related to Traxion plus history and (ii) Google Search Console Account related to Traxion.

1.5 Recitals. To the extent applicable, each party represents and warrants to the other party that the above Recitals are true and correct and are incorporated into this Agreement by this reference.

ARTICLE 2. CONSIDERATION

2.1 Consideration. Subject to the terms and conditions of this Agreement and subject to the Closing having occurred, the full and complete consideration for the Seller’s full and complete sale, transfer, conveyance, assignment and delivery of all the Purchased Assets to the Buyer, shall be (i) U.S. $200,000 (the “Cash Purchase Price”), payable by the Buyer to the Seller at the Closing by wire transfer to a bank account in the United States designated in writing by Seller to Buyer and (ii) U.S. $50,000 in value, based on:

(a) the prices attached hereto as Exhibit C, in marketing services to be provided by Buyer to Seller during the period from the Closing Date through December 31, 2026 on the following platforms: YouTube, Twitch, Instagram, X (formerly known as Twitter) and Facebook; and

(b) access to the Traxion YouTube and Twitch channels for

(i) Les Mans Virtual and

(ii) key esports and gaming events as agreed between Seller and Buyer for which items b(i) and b(ii) Buyer shall provide all backend viewership data within three (3) days of Seller’s request.

2.2 Transfer Taxes; Prorations. Notwithstanding any Legal Requirements to the contrary, Buyer shall be responsible for and shall pay any Transfer Taxes when due, and shall, at its own expense, file all necessary tax returns and other documentation with respect to all such Transfer Taxes; provided, that, if required by any Legal Requirement, Seller will join in the execution of any such tax returns and other documentation.

2.3 Other Actions. Buyer and Seller agree that any Legal Requirements with respect to the transactions contemplated in this Agreement shall be completed at the Closing and that Seller shall, and shall cause their respective Affiliates and representatives at its own expense, to, provide any documents, invoices, bills of sales, assignment documents to transfer assets under Legal Requirements, certifications, procure local notarizations, licenses and regulatory approvals and pay any applicable local taxes (other than in relation to the transfer taxes as set forth in Section 2.2 above), dues, documentary stamps or fees related to, or required in connection with the transactions contemplated in this Agreement, in each case with a view toward providing Buyer with good, valid, marketable and transferable title to all of the Purchased Assets, free and clear of any Encumbrances.

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ARTICLE 3. CLOSING

3.1 Closing. The closing of the purchase and sale provided for in this Agreement (the “Closing”) shall occur on the date of this Agreement, concurrently with the parties executing and delivering this Agreement (the “Closing Date”).

3.2 Closing Deliveries by Seller. At the Closing, Seller shall deliver to Buyer the Bill of Sale and the Intellectual Property Assignment Agreement, each substantially in the form attached hereto as Exhibit D and Exhibit E, respectively.

3.3 Closing Deliveries by Buyer. At the Closing, Buyer shall transfer to Seller the Cash Purchase Price pursuant to Section 2.1 above.

3.4 Closing Deliveries by Seller and Buyer. At the Closing, each of Buyer and Seller shall deliver duly executed other certificates, instruments or documents required pursuant to the provisions of this Agreement or otherwise necessary or appropriate for Seller to transfer to Buyer all of the Purchased Assets in accordance with the terms hereof and consummate the Transaction. Seller shall deliver all of the Purchased Assets to such location as Buyer shall designate to Seller at or prior to Closing.

ARTICLE 4. VALUE ADDED TAX

4.1 All sums payable, or consideration given, by:

(a) Buyer under this agreement are exclusive of value added tax or any equivalent tax chargeable in the UK (“VAT”) and Buyer shall in addition pay an amount equal to any VAT chargeable on those sums or consideration; and

4.2 If HMRC, at any time, determines in writing that VAT is payable on the sale of all or some of the Purchased Assets, Seller shall promptly deliver to Buyer a copy of that written determination and a proper VAT invoice in respect of the VAT payable and Buyer shall within five days of the receipt of such determination and VAT invoice pay to Seller a sum equal to the amount of VAT determined by HMRC to be chargeable to the extent that it results solely from a breach by Buyer of any of its obligations under Article 4.

4.3 Seller and Buyer do not intend to make a joint application to HMRC for Buyer to be registered for VAT under the VAT registration number of either Seller, under regulation 6(1)(d) of the VAT Regulations 1995. Accordingly, Seller shall:

(a) retain and preserve any records as are referred to in section 49 of Value Added Tax Act 1994 (“VAT Records”) after Closing, for a period of not less than six years from Closing (or such longer period as may be required by law);

(b) make such VAT Records available to Buyer or its agents for inspection (during normal business hours) or copying; and

(c) give to Buyer, in such form as Buyer may reasonably require, such information contained in the VAT Records as Buyer may reasonably specify.

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ARTICLE 5. EMPLOYEES

5.1 Seller hereby represents and warrants to Buyer that, there are no employees employed or workers contracted in respect of the Purchased Assets or the business to which such Purchased Assets used as of the date hereof. The parties agree that the transfer of the Purchased Assets pursuant to this Agreement will not constitute a relevant transfer for the purposes of the Transfer of Undertakings (Protection of Employment) Regulations 2006.

ARTICLE 6. REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Buyer that, as of the date hereof, which representations and warranties shall survive Closing:

6.1 Organization. Seller is a limited liability company validly organized and existing under the laws of the State of Delaware.

6.2 Authority. Seller has all of the necessary power and authority to execute and deliver this Agreement and the other Transaction Documents, to fully and completely perform its obligations hereunder, and to consummate the Transaction. The execution and delivery of this Agreement and the other Transaction Documents and the consummation by Seller of the Transaction have been duly and validly authorized by all requisite action and no other proceedings on the part of Seller are necessary to authorize this Agreement or to consummate the Transaction. This Agreement and each of the other Transaction Documents has been duly and validly executed and delivered by Seller. This Agreement constitutes, and at Closing the other Transaction Documents will constitute, the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with their respective terms.

6.3 Required Consents. No Consents are required with respect to Seller’s execution and delivery of this Agreement, the other Transaction Documents, and the full and complete consummation of the Transaction.

6.4 No Conflict. The execution, delivery and performance of this Agreement and the other Transaction Documents by Seller do not and will not: (i) require any consent by, approval of or notice to any Person or Governmental Authority other than as specifically referenced herein; (ii) conflict with or violate any provision of any Legal Requirement or result in the breach of, or constitute a default under any agreement or instrument to which it is a party or violate any judgment or order binding or imposed upon it; and (iii) require any consent or approval of, or filing with or notice to any Governmental Authority or other Person under the provisions of any Legal Requirement applicable to Seller or to the Transaction.

6.5 Litigation. To Seller’s knowledge, there is no Proceeding pending, threatened or reasonably foreseeable against or affecting the Purchased Assets. Seller is not subject to any Order or any proposed Order that would prevent or materially delay the consummation of the Transaction.

6.6 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transaction based upon arrangements made, or alleged to have been made, by or on behalf of Seller. Seller shall be fully responsible for, and shall indemnify Buyer in connection with, any such fee arrangement.

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6.7 Title. Seller, solely and exclusively, has good, valid, marketable and transferable title to all of the Purchased Assets, in each case free and clear of any Encumbrances. Seller, solely and exclusively, has the full right and power to sell, convey, assign, transfer and deliver to Buyer good, valid, marketable and transferable title to all of the Purchased Assets, in each case free and clear of any and all Encumbrances. The Purchased Assets are not subject to, or potentially subject to, any preemptive right, right of first refusal or other right or restriction. Upon Closing, Buyer will be entitled to the continued and sole exclusive ownership, copyright, possession and use of all Purchased Assets.

6.8 Intellectual Property.

(a) Seller is not in any material violation of any license, sublicense or other agreement to which it is a party or otherwise bound relating to any of the Seller Intellectual Property (as defined below). Seller is not obligated to provide any consideration (whether financial or otherwise) to any Person and no Person is otherwise entitled to any consideration, with respect to any exercise of rights by any Seller Party in the Seller Intellectual Property (other than licenses arising from the purchase of “off the shelf” or other standard products).

(d) To Seller’s actual knowledge, the use of the Seller Intellectual Property by Seller as currently used and as currently proposed to be used does not infringe any other Person’s Intellectual Property. No written claim (i) challenging the validity, enforceability, effectiveness or ownership of any of the Seller Intellectual Property or (ii) to the effect that the use, reproduction, modification, manufacture, distribution, licensing, sublicensing, sale, or any other exercise of rights in any Seller Intellectual Property by Seller infringes or has infringed on any other Person’s Intellectual Property has been received by Seller. To Seller’s actual knowledge, there is no unauthorized use, infringement, or misappropriation of any of Owned Intellectual Property (as defined below) by any Person.

(e) Seller has taken commercially reasonable steps to protect the proprietary nature of the Seller Intellectual Property and to maintain in confidence all trade secrets and confidential information owned or used by Seller. To Seller’s actual knowledge, no Person has had access to the trade secrets and confidential information owned or used by Seller, other than Persons that (i) have entered into confidentiality and non-disclosure agreements with respect to such trade secrets and confidential information, (ii) have duties of confidentiality to Seller, under state or federal law (including fiduciary duties or professional duties), or (iii) are employees or service providers to Seller. Seller has not notified any Person of, and to Seller’s actual knowledge there is no basis for any notice to any Person with respect to, (y) the unauthorized use or disclosure by such Person of the trade secrets and confidential information owned or used by Seller thereto or (z) the breach of any agreement between Seller and any Person relating to the trade secrets and confidential information owned or used by Seller.

(f) At no time during the conception of or reduction to practice of any Owned Intellectual Property was any developer, inventor or other contributor thereto operating under any grants from any Governmental Authority or private source, performing research sponsored by any Governmental Authority or private source or subject to any employment agreement or invention assignment or nondisclosure agreement or other obligation with any third party, in each case that would impair or limit Seller’s right in such Owned Intellectual Property. There exist no inventions by current or former employees or consultants of Seller made or otherwise conceived prior to their beginning employment or consultation with Seller that have been or are intended to be incorporated into any of the Seller Intellectual Property, other than any such inventions that have been validly and irrevocably assigned or licensed to Seller by written agreement.

(g) Neither the execution, delivery or performance of this Agreement, nor the consummation of the transactions contemplated hereunder, will result in the loss or impairment of, or require the consent of any other person in respect of Seller’s rights to own or use any Seller Intellectual Property.

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“Seller Intellectual Property” means all Owned Intellectual Property and all Licensed Intellectual Property.

“Intellectual Property” means all tangible or intangible proprietary information and materials, including without limitation, (i) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereon, and all patents, patent applications and patent disclosures, together with all continuations, continuations-in-part, divisions, reissues, extensions and re-examinations thereof, (ii) all trademarks, service marks, trade dress, logos, trade names (all of the foregoing, whether registered or unregistered), corporate names and limited liability company names, domain names, URLs, and social media accounts, together with all translations, adaptations, derivations and combinations thereof and including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith, (iii) all works of authorship (whether registered or unregistered) and copyrights and all applications, registrations and renewals in connection therewith, (iv) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production process and techniques, methods, schematics, technology, technical data, designs, drawings, flowcharts, block diagrams, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals), (v) all software and firmware (including data, databases and related documentation), (vi) all documents, records and files relating to, and tangible embodiments of, all intellectual property described in clauses (i) through (v) above; and (vii) all licenses, agreements and other rights in any third party product or any third party intellectual property described in clauses (i) through (v) above, other than any “off the shelf” third party software or related intellectual property.

“Licensed Intellectual Property” means all Intellectual Property of any third party that is licensed by Seller and expressly included in the list of the Purchased Assets on Exhibit B to this Agreement.

“Owned Intellectual Property” means all Intellectual Property that is owned or purposed to be owned by Seller and expressly included in the list of the Purchased Assets on Exhibit B to this Agreement.

6.9 No Other Representations and Warranties. Except for the representations and warranties contained in this Agreement, neither Seller nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Seller, including any representation or warranty as to the accuracy or completeness of any information, documents or material regarding Seller and/or the Purchased Assets furnished or made available to Buyer and its Representatives in any form, any information, documents, or material delivered to Buyer on behalf of Seller for purposes of this Agreement or any management presentations made in expectation of the transactions contemplated hereby, or as to the future revenue, profitability, or success of the Purchased Assets, or any representation or warranty arising from statute or otherwise in law. For purposes of this Agreement, “Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

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ARTICLE 7. DATA PROTECTION

7.1 Seller warrants that, to its knowledge, it has complied with all applicable requirements of the Data Protection Laws in relation to their application to the Purchased Assets before the Closing Date and each of Seller and Buyer undertakes to comply with all applicable requirements of the Data Protection Laws in relation to the Purchased Assets or any use thereof after the Closing Date.

ARTICLE 8. REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller that, as of the date hereof, which representations and warranties shall survive Closing:

8.1 Organization. Buyer is a private limited company registered and incorporated in England and Wales.

8.2 Authority. Buyer has all necessary power and authority to execute and deliver this Agreement and the other Transaction Documents, to perform its obligations hereunder, and to consummate the Transaction. The execution and delivery of this Agreement and the other Transaction Documents and the consummation by Buyer of the Transaction have been duly and validly authorized by all requisite action and no other proceeding on the part of Buyer is necessary to authorize this Agreement and the other Transaction Documents or to fully and completely consummate the Transaction. This Agreement has been, and at Closing the other Transaction Documents will be, duly and validly executed and delivered by Buyer. This Agreement constitutes, and at Closing the other Transaction Documents will constitute, the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with their respective terms.

8.3 Required Consents. No Consents are required with respect to Buyer’s execution and delivery of this Agreement, the other Transaction Documents, and the full and complete consummation of the Transaction.

8.4 No Conflict. The execution, delivery and performance of this Agreement and the other Transaction Documents by Buyer do not and will not: (i) require any consent by, approval of or notice to any Person or Governmental Authority other than as specifically referenced herein; (ii) conflict with or violate any provision of any Legal Requirement or result in the breach of, or constitute a default under any agreement or instrument to which it is a party or violate any judgment or order binding or imposed upon it; and (iii) require any consent or approval of, or filing with or notice to any Governmental Authority or other Person under the provisions of any Legal Requirement applicable to Seller or to the Transaction.

8.5 Independent Investigation. Buyer has conducted its own independent investigation, review and analysis of Seller and the Purchased Assets, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records and other documents and data of Seller for such purpose. Buyer acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer has relied solely upon its own investigation and the express representations and warranties of Seller set forth in Article 4 of this Agreement; and (b) neither Seller nor any other Person has made any representation or warranty as to Seller, the Purchased Assets or this Agreement, except as expressly set forth in Article 4 of this Agreement.

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8.6 Litigation. Buyer is not subject to any Order or any proposed Order that would prevent or materially delay the consummation of the Transaction.

8.7 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transaction based upon arrangements made, or alleged to have been made, by or on behalf of Buyer. Buyer shall be fully responsible for, and shall indemnify Buyer in connection with, any such fee arrangement.

ARTICLE 9. INDEMNIFICATION; COvenant

9.1 Survival. Subject to the limitations set forth in this Agreement, the representations and warranties (other than the Fundamental Representations and Warranties (as defined below)) contained herein shall survive the Closing and shall remain in full force and effect until the date that is one (1) year from the Closing Date. All Fundamental Representations and Warranties (as defined below) and all related rights to indemnification shall survive the Closing indefinitely. “Fundamental Representations and Warranties” means the applicable party’s representations and warranties set forth in each of Articles 4, 6.1, 6.2, 6.6, 6.7, 8.1, 8.2 and 8.7 of this Agreement. None of the covenants or other agreements contained in this Agreement shall survive the Closing Date other than those which by their terms contemplate performance after the Closing Date, and each such surviving covenant and agreement shall survive the Closing for the period contemplated by its terms. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of such survival period and such claims shall survive until finally resolved.

9.2 Indemnification.

(a) Indemnification by Seller. Seller shall indemnify, defend and hold harmless Buyer and its Representatives from and against any and all Damages, whether or not involving a third-party claim, including reasonable attorneys’ fees, arising out of, relating to or resulting from (i) any breach of a representation or warranty of Seller contained in this Agreement or in any other Transaction Document, (ii) any breach of a covenant of Seller contained in this Agreement or in any other Transaction Document and/or (iii) any liability related to the Purchased Assets first arising prior to the Closing Date.

(b) Indemnification by Buyer. Buyer shall indemnify, defend and hold harmless Seller from and against any and all Damages, whether or not involving a third-party claim, including reasonable attorneys’ fees, arising out of, relating to or resulting from (i) any breach of a representation or warranty of Buyer contained in this Agreement or in any other Transaction Document, (ii) any breach of a covenant of Buyer contained in this Agreement or in any other Transaction Document and/or (iii) any liability related to the Purchased Assets first arising on or after the Closing Date.

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9.3 Indemnification Procedures. If any suit, action, proceeding (including any governmental or regulatory investigation), claim or demand shall be brought or asserted against any Person in respect of which indemnification may be sought pursuant to either Sections 9.2(a) or (b) above, such Person (the “Indemnified Person”) shall promptly notify the Person against whom such indemnification may be sought (the “Indemnifying Person”) in writing; provided that the failure to notify the Indemnifying Person shall not relieve it from any liability that it may have under Sections 9.2(a) or (b) above except to the extent that it has been materially prejudiced by such failure; and provided, further, that the failure to notify the Indemnifying Person shall not relieve it from any liability that it may have to an Indemnified Person otherwise than under Sections 9.2(a) or (b) above. If any such proceeding shall be brought or asserted against an Indemnified Person, the Indemnifying Person shall be entitled to participate in the defense thereof with counsel reasonably satisfactory to such Indemnified Person; provided, however, if the defendants in any such action include both the Indemnified Person and the Indemnifying Person and the Indemnified Person shall have reasonably, based on advice of counsel, concluded that a conflict may arise between the positions of the Indemnifying Person and the Indemnified Person in conducting the defense of any such action or that there may be legal defenses available to it and/or other Indemnified Persons which are inconsistent with those available to the Indemnifying Person, the Indemnifying Person or Indemnifying Persons shall have the right to select separate counsel to assume such legal defenses and to otherwise participate in the defense of such action on behalf of such Indemnified Persons or Indemnified Persons (it being understood, however, that the Indemnifying Person shall not be liable for the expenses of more than one separate counsel (together with local counsel (in each relevant jurisdiction)). If any proceeding is settled with such consent or if there be a final judgment for the plaintiff, the Indemnifying Person agrees to indemnify each Indemnified Person against any loss, claim, damage, liability or expense by reason of such settlement or judgment. No Indemnifying Person shall, without the written consent of the Indemnified Person, effect any settlement, compromise or consent to the entry of judgment in any pending or threatened action, suit or proceeding in respect of which any Indemnified Person is or could have been a party and indemnity was or could have been sought hereunder by such Indemnified Person, unless such settlement, compromise or consent (A) includes an unconditional release of such Indemnified Person from all liability on claims that are the subject matter of such action, suit or proceeding and (B) does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of any Indemnified Person. The remedies provided for in this Section 9 are not exclusive and shall not limit any rights or remedies that may otherwise be available to any Indemnified Person at law or in equity.

9.4 Certain Limitations. Seller shall not be liable until the aggregate amount of all Damages in respect of indemnification exceeds $2,000. The aggregate amount of all Damages for which Seller shall be liable shall not exceed the Cash Purchase Price. In no event shall Seller be liable for any punitive, incidental, consequential, special or indirect damages, including loss of future revenue or income, loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement, or diminution of value or any damages based on any type of multiple.

9.5 Marketing Services Covenant. Upon each request by Seller, Buyer shall, and shall cause its affiliates to, promptly provide to Seller the marketing services during the period from the Closing Date through December 31, 2026 on the following platforms: YouTube, Twitch, Instagram, X (formerly known as Twitter) and Facebook; and

(a) the prices attached hereto as Exhibit C, in marketing services to be provided by Buyer to Seller during the period from the Closing Date through December 31, 2026 on the following platforms: YouTube, Twitch, Instagram, X (formerly known as Twitter) and Facebook and

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(b) access to the Traxion YouTube and Twitch channels for

(i) Les Mans Virtual and

(ii) key esports and gaming events as agreed between Seller and Buyer for which items b(i) and b(ii) Buyer shall provide all backend viewership data within three (3) days of Seller’s request.

The obligations of Buyer set forth in this Section 9.5 shall survive the Closing.

ARTICLE 10. MISCELLANEOUS PROVISIONS

10.1 Amendments and Waivers. This Agreement may not be amended, supplemented or modified, except by an agreement in writing signed by each of the parties. Either party may waive compliance by the other party with any term or provision of this Agreement; provided that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

10.2 Notices. All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given, made and received: (i) when delivered personally or by electronic mail; (ii) three (3) Business Days following the Business Day when deposited with a reputable, established overnight courier service for delivery to the intended addressee; or (iii) ten (10) Business Days following the Business Day when deposited with the postal service as registered or certified mail, postage prepaid and addressed as set forth below:

If to Seller:

MOTORSPORT GAMES INC.

5972 NE 4th Avenue

Miami, Florida 33137

Attention: Stephen Hood, CEO and President

E-mail: sh@motorsportgames.com

If to Buyer:

TRAXION.GG LIMITED

Maybrook House, 27 Grainger Street, Newcastle Upon Tyne, United Kingdom, NE1 5JEAttention: Toni Calderon

E-Mail : toni@maximocapital.com

Any party may alter its notice address by notifying the other parties of such change of address in conformity with the provisions of this section.

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10.3 Governing Law; Assignments Prohibited; Successors and Assigns; No Third-Party Beneficiaries. This Agreement is to be construed in accordance with and governed by the laws of the State of Florida, without giving effect to any choice or conflict of law, rule or regulation (whether of the State of Florida or other jurisdiction) which would cause the application of any law, rule or regulation other than of the State of Florida. Seller shall not assign, or suffer or permit an assignment (by operation of law or otherwise) of, its rights or obligations under or interest in this Agreement without the prior written consent of Buyer. Any purported assignment or other disposition by Seller, except as permitted herein, shall be null and void. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and permitted assigns. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors and permitted assigns, and the parties do not intend to confer third-party beneficiary rights upon any other person.

10.4 Dispute Resolution. The exclusive venue for all actions or disputes relating to this Agreement or to the Transaction shall be the state or federal courts located in the State of Florida in the County of Miami-Dade, and the parties hereto hereby agree (i) to promptly and voluntarily submit to the jurisdiction of such court and (ii) not to assert, by way of motion, as a defense, or otherwise in any such suit, action or proceeding that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced by such courts.

10.5 JURY TRIAL WAIVER. TO THE FULLEST EXTENT NOT PROHIBITED BY APPLICABLE LAW, WHICH CANNOT BE WAIVED, EACH OF THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY, INTENTIONALLY AND IRREVOCABLY WAIVES ANY AND ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHT, POWER, REMEDY OR DEFENSE ARISING OUT OF OR RELATED TO THIS AGREEMENT, WHETHER SOUNDING IN TORT OR CONTRACT OR OTHERWISE, OR WITH RESPECT TO ANY COURSE OR CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY RELATING TO THIS AGREEMENT; AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A JUDGE AND NOT BEFORE A JURY.

10.6 Counterparts. This Agreement may be executed in two or more counterparts, with the same effect as if the parties had signed the same document. Each counterpart so executed shall be deemed to be an original, and all such counterparts shall be construed together and shall constitute one agreement. This Agreement may be delivered by facsimile or any form of electronic transmission (including via e-mail of portable document format (PDF) copies), and any such facsimile or electronically transmitted signature pages may be attached to one or more counterparts of this Agreement, and such faxed or electronically transmitted signature(s) shall have the same force and effect, and be as binding, as if original signatures had been executed and delivered in person.

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10.7 Severability; Entire Agreement. If any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law. This Agreement contains the entire understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings, inducements or conditions, express or implied, oral or written, between the parties. The parties intend that this Agreement be the several, complete and exclusive embodiment of their agreement, and that any evidence, oral or written, of a prior or contemporaneous agreement that alters or modifies this Agreement shall not be admissible in any proceeding concerning this Agreement. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof.

10.8 Interpretation and Construction. Unless otherwise indicated herein, with respect to any reference made in this Agreement to a Section (or Article, Subsection, Paragraph, Subparagraph or Clause), exhibit or Schedule, such reference shall be to a section (or article, subsection, paragraph, subparagraph or clause) of, or an exhibit or schedule to, this Agreement. The table of contents and any article, section, subsection, paragraph or subparagraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed, as the context indicates, to be followed by the words “but (is/are) not limited to.” Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context indicates is appropriate. Where specific language is used to clarify or illustrate by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict the construction of the general statement which is being clarified or illustrated. The construction of this Agreement shall not take into consideration the party who drafted or whose representative drafted any portion of this Agreement, and no canon of construction shall be applied that resolves ambiguities against the drafter of a document. The parties are sophisticated and have been represented by lawyers throughout this transaction who have carefully negotiated the provisions hereof. As a consequence, the parties do not believe the presumption relating to the interpretation of contracts against the drafter of any particular clause should be applied in this case and therefore waive its effects. All exhibits attached hereto are hereby incorporated by reference into, and made a part of, this Agreement.

10.9 Expenses of the Parties. Whether or not the Transaction is consummated, all fees and expenses incurred in connection with the Transaction including, but not limited to, all legal, accounting, financial, advisory, consulting and all other fees and expenses of third parties incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the Transaction contemplated hereby, shall be the obligation of the respective party incurring such fees and expenses.

10.10 Further Assurances. Each party agrees to furnish upon request to each other party such further information, to execute and deliver to each other party such other documents and to do such other acts and things, all as another party may reasonably request for the purpose of carrying out the intent of this Agreement and the transactions contemplated by this Agreement.

[SIGNATURES APPEAR ON FOLLOWING PAGE.]

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IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by their respective officers thereunto duly authorized all as of the date first written above.

“Buyer”:

TRAXION.GG LIMITED

By:	/s/ homas Stapley-Bunten
Name:	Thomas Stapley-Bunten
Title:	Chief Executive Officer

“Seller”:

MOTORSPORT GAMES INC.

By:	/s/ Stephen Hood
Name:	Stephen Hood
Title:	Chief Executive Officer and President

EXHIBIT A

CERTAIN DEFINITIONS

“Affiliate” shall mean any member of the immediate family (including spouse, brother, sister, descendant, ancestor or in-law) of any officer, director or holder of 50% or more of the outstanding equity interests of Seller or any corporation, partnership, trust or other entity in which Seller or any such family member has a 50% or greater interest or is a director, officer, partner or trustee. The term Affiliate shall also include any entity which controls, is controlled by, is under common control with any of the individuals or entities described in the preceding sentence.

“Agreement” shall mean the Asset Purchase Agreement to which this Exhibit A is attached (including all schedules and exhibits attached hereto), as amended from time to time.

“Business Day” means any day other than (i) a Saturday or a Sunday or (ii) a day on which banking institutions are authorized or required by law to be closed in the State of Florida.

“Buyer” shall have the meaning set forth in the Preamble.

“Cash Purchase Price” shall have the meaning specified in Section 2.1.

“Closing” shall have the meaning specified in Section 3.1.

“Closing Date” shall have the meaning specified in Section 3.1.

“Consent” shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Approval).

“Contract” shall mean any agreement, contract, consensual obligation, promise, understanding, arrangement, commitment or undertaking of any nature (whether written or oral and whether express or implied), whether or not legally binding.

“Damages” shall mean and include any loss, damage, injury, decline in value, lost opportunity, Liability, claim, demand, settlement, judgment, award, fine, penalty, Tax, fee (including any legal fee, accounting fee, expert fee or advisory fee), charge, cost (including any cost of investigation) or expense of any nature.

“Data Protection Laws” means the laws of the UK or the United States relating to the use, protection and privacy of Personal Data (including, without limitation, the privacy of electronic communications) from time to time applicable to the Purchased Assets.

“Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, equity, trust, equitable interest, claim, preference, right of possession, lease, tenancy, license, encroachment, covenant, infringement, interference, third party intellectual property right or claim, Order, proxy, option, right of first refusal, preemptive right, community property interest, legend, defect, impediment, exception, reservation, limitation, impairment, imperfection of title (including, without limitation, any claim of intellectual property ownership by any Person other than the Seller), condition or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust or company (including any limited liability company or joint stock company).

“Governmental Approval” shall mean any: (a) permit, license, certificate, concession, approval, consent, ratification, permission, clearance, confirmation, exemption, waiver, franchise, certification, designation, rating, registration, variance, qualification, accreditation or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Authority.

“Governmental Authority” shall mean any: (a) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or Entity and any court or other tribunal); (d) multinational organization or body; or (e) individual, Entity or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing or arbitral authority or power of any nature.

“Legal Requirement(s)” shall mean any federal, state, local, municipal, foreign or other law, statute, legislation, constitution, principle of common law, resolution, ordinance, code, Order, edict, decree, proclamation, treaty, convention, rule, regulation, permit, ruling, directive, pronouncement, requirement (licensing or otherwise), specification, determination, decision, opinion or interpretation that is, has been or may in the future be issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Liability” shall mean any debt, obligation, duty or liability of any nature (including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability), regardless of whether such debt, obligation, duty or liability would be required to be disclosed on a balance sheet prepared in accordance with generally accepted accounting principles and regardless of whether such debt, obligation, duty or liability is immediately due and payable.

“Order” shall mean any: (a) temporary, preliminary or permanent order, judgment, injunction, edict, decree, ruling, pronouncement, determination, decision, opinion, verdict, sentence, stipulation, subpoena, writ or award that is or has been issued, made, entered, rendered or otherwise put into effect by or under the authority of any court, administrative agency or other Governmental Authority; or (b) Contract with any Governmental Authority that is or has been entered into in connection with any Proceeding.

“Person” shall mean any individual, Entity or Governmental Authority.

“Personal Data” has the meaning given to that term in the General Data Protection Regulation (EU) 2016/679 as it applies in England and Wales from time to time (including as retained, amended, extended or re-enacted on or after 11:00 pm on 31 January 2020).

“Proceeding” shall mean any material action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), prosecution, contest, hearing, inquiry, inquest, audit, examination or investigation that is, has been or may in the future be commenced, brought, conducted or heard at law or in equity or before any Governmental Authority or any arbitrator or arbitration panel.

“Purchased Assets” shall have the meaning specified in the Recitals.

“Representatives” shall mean officers, directors, employees, attorneys, accountants, advisors, agents, distributors, licensees, shareholders, subsidiaries and lenders of a party. In addition, all Affiliates of Seller shall be deemed to be “Representatives” of Seller.

“Seller” shall have the meaning set forth in the Preamble.

“Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount and any interest on such penalty, addition to tax or additional amount, imposed by any Tax Authority.

“Tax Authority” means Governmental Authority responsible for the imposition, assessment or collection of any Tax (domestic or foreign).

“Transaction” shall mean, collectively, the transactions contemplated by this Agreement.

“Transaction Documents” shall mean this Agreement and all other agreements, certificates, instruments, assignments, documents and writings delivered by Buyer and/or Seller in connection with the Transaction.

“Transfer Taxes” shall mean all federal, state, local or foreign sales, use, transfer, real property transfer, mortgage recording, stamp duty, value-added or similar Taxes that may be imposed in connection with the transfer of Purchased Assets, together with any interest, additions to Tax or penalties with respect thereto and any interest in respect of such additions to Tax or penalties.

EXHIBIT B

PURCHASED ASSETS1

●	Wordpress logins to Traxion.gg website
●	All historic content, written & video created under the Traxion brand
●	Traxion.gg email accounts in use on the Closing Date
●	Domain hosting account (Domain name to be transferred to buyers account)
●	Email list/CSV export
●	Discord server account login details
●	Geni.US Account
●	Spotify for Podcasters account
●	Buzzsprout Account
●	XBOX Live Account [TraxionGG]
●	PlayStation Network Account [TraxionGG]
●	Steam Account [TraxionGG1]
●	Nintendo Account [TraxionGG]
●	uPlay Account [TraxionGG]
●	Meta/Oculus Account [TraxionGG]
●	Epic Games Account [TraxionGG]
●	Traxion Social Media Logins and associated accounts relating to the Traxion brand including:

○	X (Twitter)
○	Facebook
○	Instagram
○	TikTok
○	LinkedIn

●	YouTube Traxion.GG Main Channel
●	YouTube More Traxion Channel
●	Traxion.GG Twitch
●	B Roll Catalogue
●	Historic Raw Footage
●	Unregistered trade marks relating to the Traxion brand including without limitation:

○
○

●	Assets and Brand Guidelines
●	Asetek Pagani Pedals
●	Grid Engineering DDUs/Dashboard
●	Cammus C5
●	Simplextiy Rig
●	400 sets of Traxion Gloves in a variety of sizes

1 All the assets below relate solely to the Traxion account.

EXHIBIT C

PRICE LIST FOR MARKETING SERVICES

Item	Rate	Description

Video Sponsorship	$350.00	60 second advert spot in YouTube Video

Bespoke Video	$3,500.00	Bespoke Video

1 Week MPU Advert Placement (all categories)	$2,000.00	Advert on Website

1 Month MPU Advert Placement (all categories)	$5,000.00	Advert on Website

3 Month MPU Placement (all categories)	$10,000.00	Advert on Website

Sponsored Post (all platforms)	$1,000.00	Sponsored post on all social media platforms.

Sponsored Article/Advertorial	$2,000.00	Website Article written on specific topic. Client can request revisions.

EXHIBIT D

BILL OF SALE

For good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, MOTORSPORT GAMES INC., a Delaware corporation (“Seller”), does hereby grant, bargain, transfer, sell, assign, convey and deliver to Traxion. GG Limited, a company incorporated in England and Wales with company number 15642930 whose registered office is at Maybrook House, 27 Grainger Street, Newcastle Upon Tyne, United Kingdom, NE1 5JE (“Buyer”), all of its right, title, and interest in and to the Purchased Assets, as such term is defined in the Asset Purchase Agreement, dated as of April 26, 2024 (the “Purchase Agreement”), by and between Seller, Buyer and the other parties named therein, to have and to hold the same unto Buyer, its successors and assigns, forever.

Seller for itself, its successors and assignees, hereby covenants and agrees that, at any time and from time to time upon the written request of Buyer, Seller will, at its own expense do, execute, acknowledge, and deliver or cause to be done, executed, acknowledged, and delivered, all such further acts, deeds, assignments, transfers, conveyances, powers of attorney, and assurances as may be reasonably required by Buyer in order to assign, transfer, set over, convey, assure, and confirm unto and vest in Buyer, its successors and assigns, title to the assets sold, conveyed, and transferred by this Bill of Sale.

IN WITNESS WHEREOF, Seller has duly executed this Bill of Sale as of April 26, 2024.

SELLER:
MOTORSPORT GAMES INC.

By:
Name:	Stephen Hood
Title:	Chief Executive Officer and President

EXHIBIT E

INTELLECTUAL PROPERTY ASSIGNMENT AGREEMENT

This INTELLECTUAL PROPERTY ASSIGNMENT AGREEMENT (“IP Assignment”), dated as of April 26, 2024, is made by MOTORSPORT GAMES INC., a Delaware corporation (“Seller”), in favor of Traxion. GG Limited, a company incorporated in England and Wales with company number 15642930 whose registered office is at Maybrook House, 27 Grainger Street, Newcastle Upon Tyne, United Kingdom, NE1 5JE (“Buyer”), the purchaser of certain assets of Seller pursuant to an Asset Purchase Agreement between Buyer, Seller and the other parties named therein, dated as of April 26, 2024 (the “Asset Purchase Agreement”).

WHEREAS, under the terms of the Asset Purchase Agreement, Seller has conveyed, transferred, and assigned to Buyer, among other assets, certain intellectual property of Seller, and has agreed to execute and deliver this IP Assignment, for recording with the United States Patent and Trademark Office, the United States Copyright Office, and corresponding entities or agencies in any applicable jurisdictions;

NOW THEREFORE, Seller agrees as follows:

1. Assignment. For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller hereby irrevocably conveys, transfers, and assigns to Buyer all of Seller’s right, title, and interest in and to the following (the “Assigned IP”):

(a) the unregistered trademarks owned by the Seller relating to the Traxion brand (the “Trademarks”), with the use of, and symbolized by, the Trademarks, and the copyright owned by the Seller in the Traxion brand and associated content in the relevant recognized assets (the “Copyrights,” and, together with the Trademarks, the “Intellectual Property”) as set forth on Exhibit B to the Asset Purchase Agreement;

(b) all rights of any kind whatsoever of Seller accruing under any of the foregoing provided by applicable law of any jurisdiction, by international treaties and conventions, and otherwise throughout the world;

(c) any and all royalties, fees, income, payments, and other proceeds now or hereafter due or payable with respect to any and all of the foregoing; and

(d) any and all claims and causes of action with respect to any of the foregoing, whether accruing before, on, or after the date hereof, including all rights to and claims for damages, restitution, and injunctive and other legal and equitable relief for past, present, and future infringement, dilution, misappropriation, violation, misuse, breach, or default, with the right but no obligation to sue for such legal and equitable relief and to collect, or otherwise recover, any such damages.

2. Recordation and Further Actions. Seller hereby authorizes the Commissioner for Patents and the Commissioner for Trademarks in the United States Patent and Trademark Office, the Register of Copyrights in the United States Copyright Office, and the officials of corresponding entities or agencies in any applicable jurisdictions to record and register this IP Assignment upon request by Buyer. Following the date hereof, Seller shall take such steps and actions, and provide such cooperation and assistance to Buyer and its successors, assigns, and legal representatives, including the execution and delivery of any affidavits, declarations, oaths, exhibits, assignments, powers of attorney, or other documents, as may be necessary to effect, evidence, or perfect the assignment of the Assigned IP to Buyer, or any assignee or successor thereto.

3. Terms of the Asset Purchase Agreement. The parties hereto acknowledge and agree that this IP Assignment is entered into pursuant to the Asset Purchase Agreement, to which reference is made for a further statement of the rights and obligations of Seller and Buyer with respect to the Assigned IP. The representations, warranties, covenants, agreements, and indemnities contained in the Asset Purchase Agreement shall not be superseded hereby but shall remain in full force and effect to the full extent provided therein. In the event of any conflict or inconsistency between the terms of the Asset Purchase Agreement and the terms hereof, the terms of the Asset Purchase Agreement shall govern.

4. Counterparts. This IP Assignment may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed one and the same agreement. A signed copy of this IP Assignment delivered by facsimile, e-mail, or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this IP Assignment.

5. Successors and Assigns. This IP Assignment shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

6. Governing Law. This IP Assignment and any claim, controversy, dispute, or cause of action (whether in contract, tort, or otherwise) based upon, arising out of, or relating to this IP Assignment and the transactions contemplated hereby shall be governed by, and construed in accordance with, the laws of the United States and the State of Florida, without giving effect to any choice or conflict of law provision or rule (whether of the State of Florida or any other jurisdiction).

[signature(s) on following page(s)]

IN WITNESS WHEREOF, Seller has duly executed and delivered this IP Assignment as of the date first above written.

SELLER:
MOTORSPORT GAMES INC.

By:
Name:	Stephen Hood
Title:	Chief Executive Officer and President

Address for Notices:

MOTORSPORT GAMES INC.
5972 NE 4th Avenue
Miami, Florida 33137
Attention: Stephen Hood, CEO and President
E-mail: sh@motorsportgames.com